Everlake Life Insurance Company
3100 Sanders Road, Suite 303 Northbrook, IL 60062
Phone 847.665.9930
Email angela.fontana@everlakelife.com

Angela K. Fontana
Senior Vice President,
Chief Legal Officer and Secretary

April 14, 2025

To:	Everlake Life Insurance Company Northbrook, IL 60062

From:	Angela K. Fontana Senior Vice President, Chief Legal Officer and Secretary

Re:	Everlake Life Insurance Company Everlake Financial Advisors Separate Account I Post-Effective Amendment No. 32 to Registration Statement on Form N-4 File Nos. 333-114562 and 811-09327

With reference to the Post-Effective Amendment No. 32 on Form N-4 filed by Everlake Life Insurance Company (the “Company”) with the Securities and Exchange Commission covering the Flexible Premium Deferred Variable Annuity Contracts, known as Advisor, Advisor Plus, Advisor Preferred, Putnam Advisor, Putnam Advisor Plus, Putnam Advisor Preferred, and Putnam Advisor Apex Variable Annuities (the “Contracts”), I have examined such documents and such law as I have considered necessary and appropriate for the purpose of rendering this opinion.  On the basis of such examination, it is my opinion that:

1)
The Company is duly organized and existing under the laws of the State of Illinois and has been duly authorized to do business and to issue the Contracts by the Director of Insurance of the State of Illinois.

2)	The separate account through which the Contracts are issued is a duly authorized and existing separate account established pursuant to the provisions of applicable state law.

3)
To the extent so provided under the Contracts, that portion of the assets of the separate account equal to the reserves and other contract liabilities with respect to the separate account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

4)	The securities registered by the above Post-Effective Amendment when issued will be valid, legal and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Post-Effective Amendment and to the use of my name under the caption “Legal Matters” in the prospectus constituting a part of the Post-Effective Amendment to the Registration Statement.

Sincerely,

/s/ Angela K. Fontana
Angela K. Fontana
Senior Vice President, Chief Legal Officer and Secretary